Exhibit 10.1

Execution Version

OPERATING AGREEMENT
OF
SUPERIOR MATERIALS HOLDINGS, LLC

(formerly known as Superior Joint Venture, LLC)

          This Amended and Restated Operating Agreement (this “Agreement”) of Superior Materials Holdings, LLC, formerly known as Superior Joint Venture, LLC (the “Company”) is made effective as of April 1, 2007, by and between (i) Kurtz Gravel Company, a Michigan corporation and Superior Materials, Inc. (f/k/a Superior Redi-Mix, Inc.), a Michigan corporation (each, a “USC Member”), and (ii) Edw. C. Levy Co., a Michigan corporation, d/b/a Clawson Concrete Company (“Levy”).

RECITALS

          A.          The parties hereto desire to enter into a joint venture (the “Transaction”) for the manufacture and delivery of ready-mixed concrete, production and sale of masonry block and related concrete products (including pre-cast concrete) and certain sales of those specifically identified contractors’ tools referenced in the Contribution Agreement (as hereinafter defined) in the State of Michigan (the “Business”).

          B.          In accordance with and pursuant to the Michigan Limited Liability Company Act, MCLA § 450.4101 et seq. (the “Act”), the Company was formed as a Michigan limited liability company upon the filing of the Articles of Organization of Superior Joint Venture, LLC (the “Articles”) with the Michigan Department of Consumer and Industry Services on March 8, 2007.

          C.          Effective as of the date hereof, as contemplated by that certain Contribution Agreement dated as of March 26, 2007 (the “Contribution Agreement”), by and among the Company and the parties hereto, the parties hereto are making contributions to the capital of the Company and are being issued Shares (as hereinafter defined) in respect of such capital contributions.

          D.          Immediately upon the contributions made pursuant to the Contribution Agreement, the Company will contribute such contributed assets to the capital of the Company’s wholly-owned subsidiary Superior Materials, LLC (f/k/a Superior Operating Subsidiary I, LLC) (together with BWB, LLC (f/k/a Superior Operating Subsidiary II, LLC), the “Superior Subsidiaries”).

          E.          The Members desire to enter into this Agreement in order to evidence the admission of the parties hereto as Members and to set forth their agreement regarding the manner in which the Company shall be governed and operated and the other matters set forth herein.

          F.          For tax purposes it is intended that the Company shall be classified as a “partnership,” and not an “association” taxable as a “corporation,” as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Regulations”).

AGREEMENT

          In consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

          Section 1.1          Definitions.

          The following terms, when used in this Agreement, shall have the meanings set forth below unless the context requires otherwise.

          “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.  The term “control,” as used in the immediately preceding sentence, means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person through the ownership of more than fifty percent (50%) of the voting rights attributable to the equity interests in such Person, or otherwise.

          “Company Opportunity” shall mean an opportunity to purchase the equity interests, stock or assets of, invest in, lease, enter into any joint venture or strategic relationship or engage in a similar transaction with respect to, or to build, construct or develop any plan related to any business falling within the scope of the Business.

          “Levy Group” means, collectively, Levy and its successors and permitted assigns (except assigns which are members of another Member Group).

          “Member” means each of the Persons that are parties to this Agreement, and any other Person that hereafter becomes a Member in accordance with Article 12, but only for so long as each such Person remains a member of the Company in accordance with this Agreement and the Act.

          “Member Group” means the Levy Group or the USC Group.

          “Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

          “Undistributed Profits” means, with respect to any Member, any profits allocated to such Member under Section 9.1 less any distributions of such profits to such Member under Section 8.4(a)(i).

          “USC Group” means the USC Members and their respective successors and permitted assigns (except assigns which are members of another Member Group).

ARTICLE 2
EFFECTIVENESS

          Section 2.1.           Effectiveness.

          The rights and obligations of the parties hereto and the organization and empowerment of the Company contemplated hereunder shall be effective as of the date the Articles were filed.

ARTICLE 3
FORMATION

          Section 3.1          Name.

          Upon execution of this Agreement and filing of an Amendment to the Articles with the Michigan Department of Consumer and Industry Services, the name of the Company will be “Superior Materials Holdings, LLC.”

          Section 3.2          Term.

          The term of the Company’s existence commenced on March 8, 2007, the date the Articles were filed with the Michigan Department of Consumer and Industry Services, and shall continue perpetually, unless dissolved before such date in accordance with the provisions of this Agreement.

          Section 3.3          Certificates.

          The Members will execute, deliver and file any amendments and/or restatements of the Articles and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.  The Members also shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business.

          Section 3.4          Principal Office Resident Agent.

          The principal office of the Company and the registered office which the Company is required to maintain under the Act shall be located at 712 Abbott Road, East Lansing, Michigan 48823 or such other place as the Members may select from time to time.

          The resident agent of the Company shall be Capitol Corporate Services, Inc.  or such other person as the Board may select from time to time. If the resident agent shall ever resign, the Company shall promptly appoint a successor.

ARTICLE 4
PURPOSE AND POWERS

          Section 4.1           Purpose.

          (a)          The Company shall conduct the Business and undertake such other activities related to the Business or any such other lawful business activities as the Board of Directors may approve (the “Purposes”).  In furtherance of the Purposes, the Company shall have all of the powers granted to a limited liability company under the laws of the State of Michigan.

          (b)          The parties intend on conducting the Business through the Superior Subsidiaries, each of which the Company has organized and wholly-owns.  The business and affairs of each Superior Subsidiary shall be managed by the Company acting through a board of directors of such Superior Subsidiary.  The board of directors of each Superior Subsidiary shall at all times be the same as the Board of Directors of the Company such that, in the event that any individual becomes, or ceases to be, a member of the Board of Directors of the Company, such individual shall automatically become, or cease to be (as the case may be), a member of the board of directors of such Superior Subsidiary.  The board of directors of each Superior Subsidiary shall manage such Superior Subsidiary in the manner specified in Article 6 below, substituting, for this purpose, the name of such Superior Subsidiary for the word “Company” in Article 6 and replacing subsection (m) with the words “(m) any issuance of any equity interest to any Person other than the Company” in Section 6.8.

          Section 4.2          Powers.

          In furtherance of the Purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

          (a)          acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer, liquidate, dissolve or dispose of any real, personal or intangible property (such property including stock in corporations and interests in any partnerships, trusts, limited liability companies or other entities) which may be necessary or incidental to the accomplishment of the Purposes;

          (b)          operate, maintain, finance, improve, assign, mortgage, lease or demolish or otherwise dispose of any real, personal or intangible property which may be necessary or incidental to the accomplishment of the Purposes;

(c) enter into, create, dissolve or liquidate partnerships, limited liability companies, trusts, associations, corporations or other ventures in furtherance of the Purposes;

(d) borrow money and issue evidences of indebtedness in furtherance of any or all of the Purposes and secure the same by mortgage, pledge or other lien on the assets of the Company;

(e) enter into, perform and carry out contracts of any kind;

          (f)          employ or otherwise engage employees, managers, contractors, advisors, attorneys, consultants and any other agents of the Company, and define their duties and pay reasonable compensation for such services; and

          (g)          do such other things and engage in such other activities related to the foregoing as may be necessary or incidental to the conduct of the Business or related to the Business, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

ARTICLE 5
OWNERSHIP

          Section 5.1          Ownership Interests.

           (a)            There shall be one class of ownership interest in the Company (referred to herein as the “Shares”) and, except as specifically set forth herein, each Member shall have the same relative rights, powers, and duties with respect to its Shares.

(b) The Company is authorized to issue Two Thousand (2,000) Shares.

          Section 5.2          Transfer of Shares.

           (a)            Except as provided in Section 5.2(b) or 5.2(c), no Member may sell, transfer, assign or pledge its Shares without the written consent of the other Members.  For purposes of this Agreement, a transfer of Shares shall include any transfer of a beneficial interest in the Shares or the granting of any lien or encumbrance on such Shares.  Any sale, transfer, assignment or pledge of Shares not permitted by this Article 5 will be void and of no effect.

           (b)            A Member may at any time transfer all, but not less than all, of its Shares to an Affiliate.  No transfer of Shares in reliance on this Section 5.2(b) will affect the Members’ rights or obligations under this Agreement, except as may be approved by the Board of Directors pursuant to Section 6.8.

          (c)            At any time after three (3) years after the date of this Agreement and during the term of this Agreement, a Member Group may transfer all, but not less than all, of its Shares to any Person without the prior written consent of the other Member Group if the transferring Member Group complies with the provisions of this Section 5.2(c):

              (i)          The transferring Member Group shall promptly give written notice (the “Notice”) to the Member Group of which it is not a member (the “Other Member Group”) at least sixty (60) days prior to the closing of the proposed transfer.  The Notice shall describe in reasonable detail the terms of the proposed transfer including, without limitation, (i) the number of Shares to be transferred (the “Offer Shares”), (ii) the date of the proposed transfer, (iii) the price and form of consideration to be paid, and (iv) the name and address of the prospective transferee.

              (ii)        Upon receipt of the Notice, the Other Member Group may elect to purchase all (but not less than all) of the Offer Shares, exercisable by the members of the Other Member Group in proportion to their Share ownership or as they may otherwise agree, at the price and on the terms specified in the Notice by delivering written notice of such election to the transferring Member Group within thirty (30) business days after the delivery of the Notice.  If the Other Member Group elects to purchase the Offer Shares from the transferring Member Group, the transfer of such Shares shall be consummated on or about the original proposed closing date set forth in the Notice, which shall not be more than sixty (60) business days following the receipt of the Notice.  To the extent the Other Member Group does not elect to purchase the Offer Shares, the transferring Member Group may consummate the proposed transfer on the terms set forth in the Notice.  Any transfer not on such terms, or effected more than one-hundred twenty (120) days following receipt of the Notice, shall not be permitted by this Section 5.2(c) unless the transferring Member Group again complies with all of the provisions hereof.

              (iii)       This Section 5.2(c) shall not apply to any transfer effected pursuant to the provisions of Section 5.2(b).  At any time prior to the closing of any transfer pursuant to this Section 5.2(c), the Other Member Group may make the demand under Section 5.3 and the process provided under Section 5.3 shall take precedence over the process provided in this Section 5.2.

          (d)        Upon any transfer of Shares permitted by this Section 5.2, the transferee shall be admitted as a Member of the Company (and as a Member of the transferring Member’s Member Group) pursuant to Article 12 only upon executing a joinder agreement in form and substance acceptable to the Board of Directors pursuant to which the transferee agrees to become bound by the terms hereof and assume all of the liabilities of the transferring Member under this Agreement.  Such transfer or assignment shall not discharge the transferring or assigning Member or Members from their obligations under this Agreement, unless the non-transferring or non-assigning Member Group hereto consents to such discharge.

          Section 5.3      Buy-Sell Provision.

          (a)         At any time after three (3) years after the date of this Agreement (or before such time but only as provided in Section 6.3(f)) and during the term of this Agreement, any Member Group (the “Terminating Group”) may demand that the other Member Group (the “Remaining Group”) either purchase all of the Terminating Group’s Shares, or sell all of its Shares to the Terminating Group.  Such right shall be exercised by the Terminating Group by providing written notice to the Remaining Group (the “Notice”), which Notice shall set forth the cash price and other terms upon which the Remaining Group shall either (i) sell its Shares to the Terminating Group (pro rata to the Terminating Group’s Members in proportion to their share ownership or as the Terminating Group may otherwise agree) or (ii) purchase the Terminating Group’s Shares (pro rata by the Remaining Group’s Members in proportion to their Share ownership or as the Remaining Group may otherwise agree).  In no event shall the cash price offered by the Terminating Group be less than the price calculated in accordance with the formula provided on attached Exhibit 5.3.  The Remaining Group shall elect either to sell its Shares to the Terminating Group or to purchase the Terminating Group’s Shares within the “Period” (as defined below); provided that if the Remaining Group shall make no election within the Period, it shall be deemed to have elected to sell its Shares to the Terminating Group.  For purposes of this Agreement, the “Period” means 30 days after the date the Notice is given pursuant to Section 14.1(c). The closing of any sale of Shares pursuant to this Section 5.3 shall occur within 60 days after the end of the Period, on a date specified by the purchasing Remaining Group; provided that if the Remaining Group desires to finance the purchase of the Shares, it may extend the closing for up to an additional 15 days (i.e., to 75 days after the end of the Period) and may condition the closing on its ability to obtain financing.  If the closing does not occur for failure of the Remaining Group to obtain financing, such event will be treated as an election by the Remaining Group to sell its Shares to the Terminating Group.  At the closing, (i) the purchase price shall be paid in full by cash or by certified or bank check, and (ii) the selling Member Group shall deliver the certificate(s) for its Shares duly endorsed for transfer to the purchasing Member Group or accompanied by executed stock powers endorsed to the applicable purchasing Members; such certificate(s) shall also be accompanied by any other documents that are necessary to transfer to the applicable purchasing Members good title to the Shares being purchased.

          (b)         If the purchaser of Shares in a transaction under this Section 5.3 defaults in payment of the purchase price set forth in the Buy-Sell Notice, the seller of such Shares, by notice to such purchaser within 10 days after such default has occurred, may terminate the agreement for the sale of the Shares to the purchaser and the seller, by notice to the purchaser, may elect to purchase, or designate some other person or entity to purchase, the Shares held by the purchaser at a price which is 20% lower than the Buy-Sell Price and on the payment terms set forth therein. If the seller makes such an election, the transaction must be completed on or before the thirtieth (30th) day after the seller transmits notice of such election to the purchaser (subject to extension by mutual agreement of the Terminating Member and the Remaining Member). The rights of the seller under this Section 5.3 (b) are in addition to any other rights that it may have under this Agreement or other wise as a result of a default of the purchaser.

          (c)         If a transaction under this Section 5.3 is to occur, the seller in such transaction may, upon notice to the purchaser and the Company, require that all financial obligations of the Company to such seller and its affiliates be satisfied in connection with such acquisition, whether or not otherwise due and payable. For this purpose, a financial obligation means any debt of the Company (other than trade payables in the ordinary course of business and not yet due) and any contingent obligation in respect of debt of the Company (such as would exist if the seller guaranteed borrowings by the Company from a third party). Any outstanding indebtedness for borrowed money shall be satisfied either by payment from the Company or purchase by the purchaser or its designee of the obligation, in either case at the outstanding principal amount thereof plus interest accrued (but unpaid) through the date of payment. A contingent financial obligation shall be satisfied by a release of the seller or an indemnity or other arrangement reasonably satisfactory to the seller, including but not limited to an indemnity any for secondary pension withdrawal liability that may exist on the part of the seller.

          (d)         As of the closing date of a transaction referred to in this Section 5.3, the seller in such transaction shall enter into a customary non-competition agreement with the buyer in such transaction restricting the seller from competing with the Business within the State of Michigan for a period of five (5) years after such closing date.

          Section 5.4          Insolvency

          Notwithstanding any term or provision in this Article 5 to the contrary, if a Member or a Member’s direct, indirect or ultimate parent (including, without limitation, U.S. Concrete, Inc.) becomes unable to pay its debts as they become due, becomes the subject of a bankruptcy or other insolvency proceeding, makes an assignment for the benefit of creditors or otherwise seeks protection from its creditors (the “Insolvent Member”), then (a) the provisions of Sections 5.2(b) and (c) and Section 5.3 shall no longer apply, (b) the non-Insolvent Members shall have the right to purchase all or any portion of the Insolvent Member’s Shares in proportion to their Share ownership of the non-Insolvent Members or as they may otherwise agree, and (c) the purchase price of such Shares shall equal the price calculated in accordance with the formula provided on attached Exhibit 5.3.  The non-Insolvent Member may exercise its right to purchase by giving the Insolvent Members written notice specifying the date upon which the such purchase will be consummated.

ARTICLE 6
BOARD OF DIRECTORS

          Section 6.1           Board of Directors.

          All aspects of the business and affairs of the Company shall be managed, and all decisions affecting the business and affairs of the Company shall be made, by the Members through a Board of Directors (the “Board of Directors”).  The Members, acting through the Board of Directors shall have the right, power and authority to take any and all actions consistent with the Purposes that are permitted hereunder and under applicable law.  No Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner except through the Board of Directors or as otherwise provided in this Agreement.

          Section 6.2          Number; Chairman.

          The Board of Directors shall be composed of five (5) representatives (each a “Representative” and collectively the “Representatives”).  The USC Group shall have the right to appoint three (3) representatives to the Board of Directors (the “USC Representatives”) and the Levy Group shall have the right to appoint two (2) Representatives to the Board of Directors (the “Levy Representatives”).  The initial USC Representatives shall be Michael W. Harlan, Robert D. Hardy and Michael Gentoso.  The initial Levy Representatives shall be S. Evan Weiner and Dan Mergens.  One Representative shall serve as Chairman of the Board, who shall be elected by the Board of Directors.  The Chairman shall not have a separate casting vote and his sole responsibility shall be to preside at Board Meetings, and to vote in his capacity as Representative.

          Section 6.3          Meetings.

          (a)             Regular quarterly meetings of the Board of Directors shall be held, without notice and without the necessity of a written agenda, within 45 days after the beginning of each fiscal quarter according to an annual schedule prepared and distributed by the Chairman at least ten business days prior to the first quarterly meeting of each fiscal year or as otherwise scheduled by the Board, for review of all significant matters relating to the Company’s business.

          (b)           All meetings of the Board of Directors shall be held at the principal office of the Company, or at such other place as shall be designated in a Meeting Notice (as defined in Section 6.3(d)), at such times as shall be designated from time to time in a Meeting Notice (as hereinafter defined).  Meetings of the Board of Directors shall be presided over by a Chairman, to be appointed as set forth in Section 6.2.  All significant planning and strategy matters relating to the Company will be brought before the Board of Directors.  No action shall be taken by the Board of Directors without the affirmative vote of at least a majority of the Board of Directors present at a meeting duly called and held (in person or by telephone) at which a quorum is present.  Notwithstanding the foregoing, any decision of the Company (i) to pursue any USC Member’s indemnification obligations to the Company or to enforce the Guaranty (as defined below) or (ii) not to retain the real property (the “Sale Property”) that is subject to the contractual rights and obligations summarized in that certain memo from Steve Proto to Cesar Monroy dated June 15, 2003 with respect to the Grand Ledge and Lake Lansing properties upon a third-party offer to purchase such property (so long as the purchase price of such property is not above 3,750,000), will require the affirmative vote of the two Levy Representatives and not a majority of the Board of Directors; provided that upon a third-party purchase of the Sale Property, BWB, Inc. of Michigan (or another Member designated by the USC Group) will be entitled to receive the proceeds of the sale unless the Company has assumed the obligations summarized in the memo to remit the net proceeds of the sale to the original owners of the Sale Property.  The attendance (in person or by telephone) of a majority of the Representatives of the Board of Directors that include at least one USC Representative and one Levy Representative shall constitute a quorum; provided that if a Representative does not appear at a meeting (and, if a special meeting, has been given a Meeting Notice), and the proposed meeting is adjourned for failure of a quorum, and the same Representative again does not appear (and, if a special meeting, has been given a Meeting Notice for the rescheduled meeting), then such Representative shall be deemed present at the rescheduled meeting for purpose of determining whether a quorum is present.  Significant Transactions (as defined is Section 6.8) will require the affirmative vote of a four-fifths (4/5) majority of the Board of Directors.

          (c)           Representatives on the Board of Directors may participate in any regular or special meeting of the Board of Directors telephonically or through other similar communications equipment, as long as all of the Representatives participating in the meeting can hear one another.  Participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

          (d)           Any Representative may call a special meeting of the Board of Directors upon at least three (3) business days prior written notice (the ‘‘Meeting Notice”), which Meeting Notice shall be given no more than thirty (30) days before the proposed meeting date, and which shall include a proposed agenda for the meeting.  The requirement of a Meeting Notice may be waived by a Representative in writing or by attendance (unless such attendance is solely for the purpose of objecting to the failure to provide a Meeting Notice).  Additional matters may be added to the proposed agenda for any special meeting by any Representative upon written notice to the other Representatives, provided such notice is given at least three (3) business days before the proposed special meeting, or such lesser period that is affirmatively agreed to by a majority of the Representatives.

          (e)           Any action required or permitted to be taken at a regular or special meeting of the Board of Directors may be taken without a meeting by unanimous written consent, which consent shall set forth the actions to be so taken.  Any such writing or writings shall be filed with the minutes of the proceedings of the Board of Directors.  Any such unanimous written consent shall be the approval of the Board of Directors as if such action was taken at a properly called and constituted meeting of the Board of Directors at which all of the Representatives were present and voting.

          (f)            In the event of a disagreement among the Board of Directors or the Members regarding any dispute wherein (i) the solvency of the Company would be reasonably expected to be threatened, or (ii) the ability of the Company to operate as a going concern would reasonably be expected to be materially adversely affected (any such disagreement being referred to herein as a “Dispute”), the Members shall negotiate in good faith to resolve the disagreement.

          (g)            A Representative may appoint another Representative to vote or otherwise act for him at any regular or special meeting of the Board of Directors by signing a proxy appointment form and delivering it to the individual so appointed.  Unless otherwise provided in the proxy, any proxy may be revoked at any time prior to the vote pursuant to such proxy by written notice delivered to the Company.  Representatives attending by proxy shall be counted for purposes of establishing a quorum.

          Section 6.4          Tenure; Vacancies.

          Each Representative shall hold office until resignation, removal or death. Any Representative may resign at any time by giving written notice to the Board of Directors and the Members.  The resignation of a Representative shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  Either Member Group may, at any time in its sole discretion, remove and replace any or all Representatives designated by such Member Group.  Any vacancy on the Board of Directors shall be filled by the Member Group who designated the vacating Representative.

          Section 6.5          Compensation.

          Except as otherwise may be agreed in writing by the Members, the Representatives shall not receive any salary or fee for services rendered in their capacity as Representatives.

          Section 6.6          Unauthorized Actions.

          None of the Members or the employees or agents thereof, or officers of the Company, without the prior approval of the Board of Directors, shall take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for (i) actions expressly authorized by this Agreement, (ii) by any Member (or officer) within the scope of such Member’s (or officer’s) authority expressly granted under this Agreement, and (iii) actions authorized by the approval of the Board of Directors in the manner set forth under this Agreement.

          Section 6.7          Indemnification.

          The Company shall indemnify and advance expenses to any Person to the maximum extent that would be authorized, permitted or required by the Act, in respect to any threatened, pending or completed action, suit or proceeding (including actions by or in the right of the Company) to which any such Person may be made a party by reason of the fact that such person was a Representative, an officer, a Member or an employee, representative, Affiliate, director, member, manager or officer of a Member.  In any situation in which such indemnification or advancement of expenses is authorized, permitted or required by or under the Act, the obligations of the Company to indemnify and advance expenses shall be mandatory, but such obligation shall only be enforceable against the assets of the Company.  Expenses advanced pursuant to this Section 6.7 shall not be subject to reimbursement unless it is ultimately determined by a court of competent jurisdiction that the recipient of such advance is or was not entitled to be indemnified by the Company for the expenses advanced.

          Section 6.8          Significant Transactions.

          The following actions with respect to the Company or the Superior Subsidiaries (“Significant Transactions”) will require the affirmative vote of a four-fifths (4/5) majority of the Board of Directors at a meeting duly called and held (in person or by telephone), or a unanimous written consent of the Board of Directors in lieu of a meeting (it being understood that the Act may impose additional requirements with respect to any such actions).  Neither the Company nor the Superior Subsidiaries will make any commitment or incur any liability in respect of any of the following actions unless such requirement has been satisfied.

(a) Approval of an annual operating budget that projects earnings before tax below five (5%) percent of sales.

(b) Approval of a capital budget that exceeds one hundred fifty (150%) percent of annual budgeted depreciation expense.

(c) Incurrence of indebtedness that results in a debt to equity ratio in excess of 1.75 to 1.0.

(d) A distribution to the Members by way of dividend or otherwise in any one fiscal year except as provided in Section 8.4(a).

(e) Conducting any business other than the Business.

          (f)            The sale, transfer or issuance, other than as set forth in Section 8.2, or repurchase by the Company of Shares or other ownership interests in the Company, including any options, warrants or other interests representing or convertible into an ownership interest or a right to obtain an ownership interest in the Company.

(g) Entering into any guarantees or indemnities (except for indemnities to third parties entered into in the ordinary course of business) for the benefit of any Member or third party.

(h) Any acquisition of a business, whether by merger, consolidation, or acquisition of equity or assets, or joint venture or any investment in a business.

(i) The sale of over $5,000,000 or of five percent (5%) of the assets of the Company in a single transaction or series of related transactions.

(j) The merger or consolidation or corporate reorganization, liquidation or dissolution of the Company or the commencement of any such proceeding under any bankruptcy, insolvency or similar law.

(k) Any transaction or dealing with any Member or any affiliate of a Member.

(l) The determination that the Company requires an additional capital contribution from the Members or the approval of a convertible loan facility provided by a Member in accordance with Section 8.2.

(m) Any issuance of Shares by the Company that would result in a Member owning more than 60% of the issued and outstanding Shares.

(n) Any decision with respect to the payment of a pension withdrawal liability.

(o) The right to waive the requirements under Section 5.2(b) of this Agreement.

          (p)            Any decision by the Company to waive or release any obligation of a USC Member or U.S. Concrete, Inc. under that certain Guaranty, dated as of the date of this Agreement, between U.S. Concrete, Inc., Levy and the Company (the “Guaranty”)..

(q) Any amendment to the Articles of Organization of the Company.

ARTICLE 7
OFFICERS

          Section 7.1          Officers.

          (a)             The Board of Directors may appoint such officers at such time, for such term, with such power and authority and for such compensation and other benefits (if any), all as the Board of Directors shall determine in its discretion.  The officers of the Company shall initially include a President, Secretary and a Treasurer.  Each such officer shall hold office for the term for which such officer is appointed.  Any individual may hold any number of offices.

(b) Subject to applicable law and any applicable contractual relationships, officers may be removed at any time with or without cause by the Board of Directors.

          (c)             Each officer of the Company will have the authority normally associated with the position, subject to any specific delegation of authority and duties made to such officer by the Board of Directors pursuant to this Section 7.1.

ARTICLE 8
CAPITAL CONTRIBUTIONS, DISTRIBUTIONS, SPECIAL PAYMENT OBLIGATION

          Section 8.1          Capital Contributions.

          Contemporaneously with the execution of this Agreement and pursuant to the terms of the Contribution Agreement, the parties hereto are making contributions to the capital of the Company and being issued Shares as set forth on Exhibit A attached hereto and are hereby admitted to the Company as Members.

          Section 8.2          Additional Contributions.

          (a)            The Members may, but shall not be required to, make additional capital contributions to the Company.  If the Board of Directors determines that the Company requires additional capital, the Members will be requested to make additional capital contributions in proportion to their Share ownership.  If either Member Group does not provide such funding, the other Member Group may, but is not required to, contribute the shortfall, exercised by the Members of such Member Group in proportion to their Share ownership or as they may otherwise agree.  After all additional capital is contributed, additional Shares shall be authorized and issued to the Members as necessary so that the Shares held by each Member shall be proportional to each Members aggregate capital contributions as a fraction of the total aggregate capital contributions of all Members; provided, however, the Member Group contributing such funding may, instead of providing such funding in exchange for additional Shares, elect to provide such funding to the Company in the form of a convertible loan facility on terms and conditions satisfactory to such Member Group and the Board of Directors.

          (b)            Notwithstanding any term or provision in this Agreement to the contrary, each Member shall have the right to contribute additional assets located in Michigan relating to the Business in exchange for additional Shares.  In no event, however, shall such contributing Member’s ownership interest in the Company exceed 60%.

          Section 8.3          Status of Capital Contributions.

(a) No Member shall be entitled to demand the return of its capital contributions prior to the dissolution and winding-up of the Company.

          (b)             The Members shall not receive any interest, salary or draw with respect to their capital contributions or for services rendered to or on behalf of the Company or otherwise in their capacity as Members, except as otherwise specifically agreed in a writing executed by all Members.

          Section 8.4          Distributions.

          (a)             Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Board of Directors.  Any distributions shall be made in the following manner and order of priority:

                 (i)          First, to the Members to the extent of any Undistributed Profits allocated to them, in the order of priority allocated to them (i.e., distribution of Undistributed Profits on a “first in, first out” basis); and

(ii) Then, to the Members pro rata, in accordance with their Shares.

          (b)             Notwithstanding the foregoing, the Company shall make minimum distributions to each Member during or as soon as practicable following the end of each fiscal year in an amount equal to the taxable income allocated to such Member under Section 9.3 for such fiscal year multiplied by the highest marginal tax rates applicable to individuals residing in the State of Michigan, provided such minimum distributions shall be treated as advances of future distributions otherwise required by this Section 8.4(a).

          (c)             Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member if (i) such distribution would cause the Company to be in default under or in violation of any agreement, (ii) after such distribution the Company would not have sufficient cash to operate its business or (iii) such distribution would violate Section 307 of the Act or other applicable law.

ARTICLE 9
ALLOCATIONS; CAPITAL ACCOUNTS

          Section 9.1          Allocation of Profits and Losses.

          (a)             The Company’s profit or loss for each fiscal year shall be determined in accordance with generally accepted accounting principles as applied in the United States, provided, however, that in no event shall any expense or loss which is reimbursed or reimbursable to the Company, or against which the Company is indemnified, by any Member or Affiliate of a Member pursuant to this Agreement or any other agreement to which such Member or Affiliate is a party be taken into account (but, rather, any such loss or expense shall be disregarded) in determining such profit or loss.

(b) Subject to Sections 9.1(e) and 9.1(f) below, profit for each fiscal year, determined in accordance with Section 9.1(a), shall be allocated between the Members as follows:

                 (i)          the first $2,100,000 of profit for the fiscal year ending December 31, 2007, shall be allocated to the members of the USC Group pro rata based upon their Shares, and the balance of the profit for such fiscal year shall be allocated among the Members pro rata based upon their Shares;

                 (ii)         profit for any subsequent fiscal year shall be allocated first, pro rata, in proportion to and to the extent of (so as to offset) any losses allocated pursuant to Section 9.1(c) below in any prior fiscal year, in reverse of the order that such losses were allocated, and the balance of any such profits shall be allocated as follows:

               (A)          the balance of any such profit for the first year ending December 31, 2008, shall be allocated first to the members of the USC Group (pro rata based upon their Shares) to the extent, and up to the amount, of $750,000, and any remaining profit for such fiscal year shall be allocated among the Members pro rata based on their Shares;

               (B)          the balance of any such profit for the fiscal year ending December 31, 2009, shall be allocated first to the members of the USC Group (pro rata based upon their Shares) to the extent, and up to the amount, of $750,000, and any remaining profit for such fiscal year shall be allocated among the Members pro rata based on their Shares; and

(C) the balance of any such profit for any subsequent fiscal year shall be allocated among the Members pro rata based on their Shares.

(c) Subject to Sections 9.1(e) and 9.1(f) below, loss for each fiscal year, determined in accordance with Section 9.1(a), shall be allocated among the Members as follows:

                (i)          First, pro rata, in proportion to and to the extent of (so as to offset) any Undistributed Profits from any prior fiscal year(s), in reverse of the order that such Undistributed Profits were allocated, and

(ii) the balance of any losses shall be allocated between the Members pro rata, based on their Shares.

          (d)          To the extent that any profit is allocated so as to offset any loss (or vice versa), such profit and loss shall be disregarded for purposes of thereafter applying the provisions of this Section 9.1 and those of Section 8.4 and in the definition of Undistributed Profits.

          (e)             The parties anticipate that the Company will (directly or through one or more of the Superior Subsidiaries) earn rebates pursuant that certain Cement Rebate Agreement of even date, and that such rebates will generally be taken into account in determining the Company’s annual profit or loss.  In applying the provisions of Sections 9.1(b)(i) and 9.1(b)(ii)(A) and (B), however, the parties intend that such rebates be allocated among the Members based on their Shares before the balance of any profit is allocated.  For example,

(i)          if for the fiscal year ending December 31, 2007, such rebates amount to $400,000, and total profit (determined before taking such rebates into account) is $1,700,000, then (A) $1,700,000 (rather than $2,100,00) of profit would be allocated to the members of the USC Group (pro rata based upon their Shares), (B) the balance of the profit (i.e., the $400,000 of rebates) would be allocated among all of the Members based on their Shares, and (C) Levy would be required to make a payment to the USC Group of $160,000 pursuant to Section 9.1(g) below, but would be entitled to a distribution of $160,000 at such time as the Undistributed Profits for such fiscal year were distributed, and

(ii)          if for the fiscal year ending December 31, 2008, such rebates amount to $400,000, and total profit (determined before taking such rebates into account) is $350,000, then $350,000 (rather than $750,00) of profit would be allocated to the members of the USC Group (pro rata based upon their Shares), and the balance of the profit (i.e., the $400,000 of rebates) would be allocated among all of the Members based on their Shares.

          (f)          In the event that any goodwill contributed by a Member is impaired, any deduction from or charge against profit or loss for such impairment shall be specially allocated to such Member, and such allocation shall (on a dollar for dollar basis) decrease the profit, or increase the loss, which would otherwise be allocated to such Member.  For example, if a USC Member were to contribute $3 million of goodwill, and such goodwill were to become completely impaired in a subsequent year for which the profit allocable to such USC Member (determined before the application of this paragraph) were $3 million, then such USC Member would be allocated no profit (or loss) for such fiscal year.  No deduction for impairment allocated to any USC Member shall be taken into account, however, for purposes of applying the provisions of Section (g) below and; accordingly, no such deduction shall give rise to (or increase) any obligation of Levy to make a payment to such USC Member pursuant to Section 9.1(g) below.  In addition, the parties acknowledge that the USC Group is contributing, among other assets, prepaid licenses for certain vehicles which may, in the hands of the Company or a Superior Subsidiary, have to be re-licensed.  If, by reason of the re-licensing of any such vehicles or for any other reason, the prepaid licenses contributed by the USC Group become impaired, worthless or the like, then any resulting deduction from or charge against profit or loss shall be specially allocated to the USC Group, and such allocation shall (on a dollar for dollar basis) decrease the profit, or increase the loss, which would otherwise be allocated to the USC Group (but, as with any deduction for impairment of goodwill specially allocated to the USC Group, any deduction or charge for impairment, worthlessness or the like of any such prepaid license shall not be taken into account for purposes of applying the provisions of Section (g) below and; accordingly, shall not give rise to (or increase) any obligation of Levy to make a payment to the USC Group (or any USC Member) pursuant to Section 9.1(g) below).

          (g)             In the event that the aggregate allocation of profit of the Company to the USC Group for the Company’s fiscal year ending December 31, 2007, is less than $2,100,000, Levy agrees to pay the USC Group (pro rata to the USC Members in proportion to their respective Share ownership) an amount equal to the lesser of (i) forty (40%) percent of the difference between $2,100,000 and the amount of profit allocated to the USC Group for such fiscal year and (ii) $840,000.  Any such payment shall be treated, for federal income tax purposes, as a contribution by Levy to the Company’s capital and a guaranteed payment by the Company to the USC Group for the use of capital within the meaning of Section 707(c) of the Code, the deduction for which shall be allocated to Levy for such tax purposes.  There shall be no net credit or debit to Levy’s capital account on account of such payment (and/or on account of any deemed contribution and deduction resulting therefrom), which shall be disregarded in determining profit or loss under this Section 9.1.  Such payment will be made within 60 days after the end of the fiscal year.

          Section 9.2          Capital Accounts.

          (a)             The Company shall maintain for each Member a capital account to which such Member’s capital contributions, and any profits allocated to such Member, shall be credited, and against which distributions to such Member, and any losses allocated to such Member, shall be charged.  The profits and losses to be taken into account in maintaining the Members’ respective capital accounts shall be determined in accordance with Section 9.1 above.

(b) No Member shall have any obligation to restore any negative balance in such Member’s capital account.

Section 9.3 Allocations Solely for Tax Purposes.

          (a)             Each item of income, gain, loss or deduction entering into the computation of the Company’s profit and loss as determined for federal income tax purposes shall be allocated among the Members in the same proportions as the corresponding items are allocated for capital accounting (“book”) purposes, except as provided below in this Section 9.3.

          (b)             Income, gain, loss and deduction with respect to any property (other than cash) contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and such property’s fair market value at the time of such contribution in the following manner, or in such other manner as the Board may choose.  Any depreciation or amortization for income tax purposes of any asset contributed by a Member shall be allocated to such Member and, on sale or other taxable disposition of any such asset, (i) gain shall be allocated to such Member except to the extent that the “amount realized” (within the meaning of Section 1.1001-1(a) of the Treasury Regulations) on such sale or other disposition exceeds the fair market value of such asset at the time of contribution to the Company and (ii) loss shall be allocated to such Member except to the extent that the fair market value of such asset at the time of contribution to the Company exceeds the “amount realized” (within the meaning of Section 1.1001-1(a) of the Treasury Regulations) on such sale or other disposition.

(c) Allocations pursuant to this Section 9.3 are solely for tax purposes, and shall affect neither the capital accounts of, nor any distributions to, the Members.

ARTICLE 10
LIABILITY

          Section 10.1          Limited Liability.

          Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members, Representatives or officers of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being Members, Representatives or officers of the Company.

ARTICLE 11
TAX MATTERS

          Section 11.1          Tax Returns.

          The Members shall cause to be prepared and filed in a timely manner all required federal, state, local and foreign income and other tax returns of the Company.  The Company, at its expense, shall furnish any Member, upon request, such information as is reasonably necessary to prepare and/or file any tax return or accounting statement in any jurisdiction for such Member or any affiliated group of which it is a member.

          Section 11.2          Tax Elections.

          The Company may make any election on the appropriate tax returns of the Company, including but not limited to:

(a) adopting the calendar year as the Company’s fiscal year;

(b) an election pursuant to Code Section 754.

          Section 11.3          Tax Matters Partner.

          Kurtz Gravel Company is hereby designated the Tax Matters Partner (as defined in Code Section 6231(a)(7)) of the Company.  Except as set forth in Section 6.8(j), any accountants and/or lawyers retained by the Company in connection with any matters relating to the duties of the Tax Matters Partner, including in connection with any audit of the Company by the Internal Revenue Service or any other taxing authority, shall be selected by the Tax Matters Partner and the costs thereof shall be borne by the Company.  The Tax Matters Partner shall consult in good faith with the other Member regarding any matter within the scope of its authority as Tax Matters Partner and shall use reasonable efforts to allow such other Member to participate therein. Following receipt of written notice from the other Member invoking the provisions of this Section 11.3, the Tax Matters Partner shall not execute or file any documents or make any election, other than any such acts associated with routine annual or periodic filings, give any consent, enter into any agreement, or settle any contest without the written consent of the other Member, which consent shall not be unreasonably withheld or delayed.

ARTICLE 12
ADMISSION OF ADDITIONAL OR SUBSTITUTE MEMBERS

          No additional or substitute Members may be admitted to the Company without the approval of a four-fifths (4/5) majority of the Board of Directors; provided however that any assignment or transfer of Shares is subject to the restrictions set forth in Section 5.2, and any assignee acquiring Shares in compliance with Section 5.2 shall automatically be admitted to the Company as a substitute Member, who shall accede to all of the rights and obligations (without releasing the transferring Member from any of such obligations) of the transferring Member upon such sale, assignment or transfer.

ARTICLE 13
DISSOLUTION

          Section 13.1          Dissolution Events.

          The Company will be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) the Members’ unanimous agreement to dissolve;

(b) the arbitrator’s or arbitration committee’s, pursuant to Section 6.3(f), decision to dissolve;

(c) the entry of a decree of judicial dissolution under Section 801(d) of the Act; or

(d) the sale, exchange or disposition of all or substantially all of the assets of the Company.

          Section 13.2          Winding Up.

          In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company remaining after payment of or provision for the Company’s debts and liabilities shall be distributed to the Members in the manner, and in the order of priority, set forth in Section 8.4.

          Section 13.3          Certificate of Dissolution.

          After the affairs of the Company have been wound up and the Company terminated, a certificate of dissolution shall be executed and filed with the Michigan Department of Consumer and Industry Services.

ARTICLE 14
MISCELLANEOUS

          Section 14.1          General.

          (a)               Jurisdiction; Service of Process.  Legal proceedings commenced by any party hereto arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in the federal court in Detroit, Michigan, or in the absence of federal jurisdiction in Oakland County Circuit Court in Michigan.  The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The parties hereto irrevocably waive any objection that they now have or hereafter may have to the venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final non-appealable judgment against any party hereto in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of the party therein described, or by appropriate proceedings under any applicable treaty or otherwise.

(b) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Michigan, without giving effect to conflicts of law principals.

          (c)              Notices.  All agreements, notices, requests, demands and other communications called for or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the party to whom addressed or when sent by facsimile (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their permitted assignees at the addresses set forth on the signature pages to this Agreement, or at such other addresses as the parties may designate by written notice in the manner aforesaid.

          (d)                Assignment.  Except as otherwise provided in Section 5.2 and this Section 14.1(d), neither party hereto will transfer or assign any right, obligation or remedy under this Agreement.  Any transfer or assignment not permitted by this Section 14.1(d) will be void and of no effect.  Except as otherwise set forth in Section 5.2, any party hereto may at any time transfer or assign any right, obligation or remedy under this Agreement to an Affiliate under common control with such party hereto provided that, at the time of such transfer, the transferee shall agree in writing to be bound by all applicable terms of this Agreement; provided, however, that such transfer or assignment shall not discharge the transferring or assigning party from its obligations under this Agreement unless the non-transferring or non-assigning party hereto consents to such transfer or assignment. No transfer or assignment in reliance on this Section 14.1(d) will affect the parties’ rights or obligations under this Agreement, except as may be otherwise agreed by the parties in writing.

          (e)                Complete Agreement, Amendments and Waiver.  This Agreement constitutes the entire agreement of the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.  This Agreement may be modified only by a written instrument duly executed by each party hereto.  Except as herein expressly provided to the contrary, no breach of any covenant or agreement contained herein shall be deemed waived unless expressly waived in writing by the party that might assert such breach.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(g) Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

          (h)                Attorneys’ Fees.  In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys’ fees as determined by the person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigating or counseling on such claim.

          (i)                Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

          (j)                Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (k)               Drafting Presumption. The parties hereto agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise that either one party or the other drafted this Agreement.

          Section 14.2          Necessary Actions.

          Subject to applicable law, the Members will act in such a manner as may be necessary to give effect to the provisions of this Agreement.

          Section 14.3        Access to Information.

          (a)            Except as necessary to comply with applicable law or contract, and subject to any applicable privileges (including the attorney-client privilege), each Member shall, upon reasonable prior notice, be given reasonable access to the Company’s employees, agents, properties, books and records during normal business hours.  The Company will prepare and deliver such financial or other information concerning its business as either Member may reasonably request.

          (b)            The Company will furnish to each Member, upon request, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of each Member’s tax returns, the making of any election related to taxes, the preparation for any audit by any tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return.

          Section 14.4          Freedom of Action.

          Except as set forth in Sections 14.5 and 14.6, each Member and its Affiliates (for the purposes of this Section 14.4, each a “Permitted Person”) may have other business interests and may engage in any other business or trade, profession or employment whatsoever, on its own account, or in partnership with, or as an employee, officer, director or stockholder of, any other person or entity.  Except as set forth in Sections 14.5 and 14.6, neither the Company nor any Member or Affiliate thereof shall have any rights by virtue of this Agreement in and to any such venture or the income or profits derived therefrom, regardless of whether or not such venture was presented to a Permitted Person as a direct or indirect result of such Permitted Person’s connection with the Company.  Except as set forth in Sections 14.5 and 14.6, no Permitted Person shall have any obligation to present any business opportunity to the Company and no Permitted Person shall be liable to the Company, any Member or any Affiliate thereof for breach of any fiduciary or other duty, as a Member or otherwise, by reason of the fact that such Permitted Person pursues or acquires any such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Company.

          Section 14.5          Company Opportunities.

          (a)                The Company and each Member shall have the rights set forth in this Section 14.5 with respect to Company Opportunities.  Neither the Company nor any Member or Affiliate thereof shall take any actions with respect to a Company Opportunity except in compliance with this Section 14.5.

          (b)                In the event that any Member or its Affiliates become aware of a Company Opportunity (other than an Ancillary Transaction, as defined in Section 14.5(c)) that such Member or such Member’s Affiliate desires to pursue, such Member (the “Proposing Member”) shall notify the Member Group of which it is not a member (the “Deciding Member Group”) in writing (an “Opportunity Notice”) thereof. Upon delivery of the Opportunity Notice, the Deciding Member Group shall have the sole right to elect whether the Company shall pursue the Company Opportunity.  The Deciding Member Group shall have thirty (30) days after receipt of an Opportunity Notice to notify the Proposing Member of the Company’s desire to pursue the Company Opportunity (the “Response”).

                 (i)          If the Deciding Member Group delivers a Response that the Company elects to pursue the Company Opportunity, then the Company shall use its best efforts to (A) enter into good faith negotiations regarding the Company Opportunity within fifteen (15) days after the Deciding Member Group’s receipt of the Opportunity Notice, and (B) negotiate the terms of and consummate the transaction contemplated by the Company Opportunity within one-hundred fifty (150) days after the Deciding Member Group’s receipt of the Opportunity Notice, or such longer period as is practical under the circumstances.  In such event, neither any Member nor any Affiliate thereof shall pursue the Company Opportunity individually.

                 (ii)          If the Deciding Member Group delivers a Response that the Company elects to forego the Company Opportunity, the Company shall not pursue the Company Opportunity. In such event, the Proposing Member or any Affiliate thereof shall be free to pursue the Company Opportunity.

          (c)                In the event that a Member or its Affiliates become aware of a Company Opportunity that is part of an Ancillary Transaction, the Member or Affiliate shall follow the procedures set forth in this Section 14.5(c) in lieu of those set forth in Section 14.5(b). An “Ancillary Transaction” is a transaction in which a Member or its Affiliate proposes, in the same or in a series of related transactions, to purchase or engage in both (a) a Company Opportunity that would be subject to Section 14.5(b), and (b) businesses or operations that, by themselves, would not constitute a Company Opportunity subject to Section 14.5(b) (“Other Business”); provided, however, that a transaction is not an Ancillary Transaction if the revenues for the Company Opportunity for the preceding calendar year are more than 25% of the combined revenues of the Company Opportunity and Other Business for such period.  With respect to any Company Opportunity that is included in an Ancillary Transaction, the Member or its affiliate pursuing such Company Opportunity may consummate the Ancillary Transaction without violating this Section 14.5 provided that the acquiring Member or Affiliate within six months after the Ancillary Transaction consummates a sale of the Company Opportunity to the Company with the express written consent of the Member Group of which it is not a member, which may be withheld in such other Member Group’s sole discretion, for a purchase price equal to (A) the percentage of the EBITDA of the Company Opportunity for the preceding calendar year compared to the combined EBITDA of the Company Opportunity and Other Business for such period, multiplied by (B) the total purchase price for the Ancillary Transaction; provided that, if the other Member Group elects not to consummate the sale of the Company Opportunity to the Company, the acquiring Member shall be free to keep and pursue the Company Opportunity.

          Section 14.6          Confidentiality; Non-Competition; Non-Solicitation.

             (a)              Each Member recognizes and acknowledges that it may receive certain confidential and proprietary information and trade secrets of the Company and its Affiliates, including but not limited to confidential information of regarding identifiable, specific and discrete business opportunities being pursued by the Company or its Affiliates (the “Confidential Information”).  Each Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law, its directors, officers, shareholders, managers, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any third party for any reason or purpose whatsoever, except (i) to authorized representatives and employees of the Company or its Affiliates and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement; (ii) as part of such Member’s normal reporting or review procedure, or in connection with such Member’s or its Affiliates’ normal marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Shares held by such Member, or prospective merger partner of such Member or its affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 14.6; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that the Member required to make such disclosure shall provide to the Board prompt notice of any such disclosure.  For purposes of this Section 14.6, “Confidential Information” shall not include any information of which such Member (or its affiliates) learns from sources other than the Company, whether prior to or after such information is actually disclosed by the Company.

          (b)             During the term of and for a period of 24 months after the termination of this Agreement, neither Levy nor USC nor any of their respective affiliates will, engage, directly or indirectly, in the Business in the State of Michigan except through its ownership of the Company or after compliance with Section 14.5 above.

          (c)             During the term of and for a period of 24 months after the termination of this Agreement, (i) neither Member nor any of its Affiliates shall directly solicit or induce any officer, director or other employee (each a “Restricted Person”) of the Company, the other Member or any of their Affiliates to leave the employ of the Company, the other Member or such Affiliate; and (ii) the Company shall not directly solicit or induce any Restricted Person of either Member or their Affiliates to leave the employ of such Member or affiliate without the prior written consent of such Member or Affiliate.  The foregoing covenants against solicitation of employees shall not apply to any of a party’s employees who, without any solicitation or recruitment by the other party, contacts the other party regarding possible employment, including without limitation, in response to any general advertisement.

          (d)             Each party acknowledges that its obligations under this Section 14.6 are of a special, unique and extraordinary character, that they are reasonably related to the legitimate business interests of the Members, Company and/or their respective Affiliates, and that a failure to perform any such obligation or a violation of such obligations under this Section 14.6 would cause irreparable harm to the Members, Company and/or their respective Affiliates and the Business, the amount of which may not be readily ascertainable and for which adequate compensation could not be fashioned.  Accordingly, each party agree that each other party will have the right, without the need to prove irreparable injury or to post bond, to obtain an immediate injunction against any breach or threatened breach of this Section 14.6, as well as the right to pursue any and all other rights and remedies available at law or in equity.

          Section 14.7          Member Group Representative.

          Each Member Group shall appoint one Member as its representative (a “Member Group Representative”), and all actions to be taken, and notices received or given, under this Agreement by a Member Group Representative will be binding upon its Member Group and each Member thereof. The initial USC Member Group Representative is Kurtz Gravel Company, and the initial Levy Member Group Representative is Levy.

[Signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

KURTZ GRAVEL COMPANY,
a Michigan corporation

By:	/s/ Cesar Monroy

Name:	Cesar Monroy
Title:	VP

Address:	2925 Briarpark, Suite 1050
Houston, TX 77042

SUPERIOR HOLDINGS, INC., (f/k/a Superior Redi-Mix, Inc.), a Michigan corporation

By:	/s/ Cesar Monroy

Name:	Cesar Monroy
Title:	VP

Address:	2925 Briarpark, Suite 1050
Houston, TX 77042

EDW. C. LEVY CO.,
a Michigan corporation

By:	/s/ S. Evan Weiner

Name:	S. Evan Weiner
Title:	Vice President

Address:	8800 Dix Avenue
Detroit, Michigan 48209

SIGNATURE PAGE TO OPERATING AGREEMENT

Exhibit A

Members

Member	Shares

Edw. C. Levy Co.	500
Kurtz Gravel Company	250
Superior Holdings, Inc. (f/k/a Superior Redi-Mix, Inc.)	250

Exhibit 5.3

          The Buy-Sell Price per share shall be a price per Share determined by the Terminating Group, but shall in no event be less than (i) the Stipulated Price (determined below) divided by (ii) the total number of Shares outstanding. For purposes hereof, the “Stipulated Price” shall mean the average annual reported EBITDA (earnings before interest, tax, depreciation and amortization, the components of which are determined in accordance with GAAP) excluding any extraordinary gain or loss and excluding any rebates described in Section 9.1(e), of the Company, averaged over the three most recently completed fiscal years, multiplied by a factor of five (5); provided, however, that

          (i)          all references to “Stipulated Price” assume that the Company has no indebtedness for borrowed money (“Debt”), and has no cash; the “Stipulated Price” shall in all cases be decreased by the principal amount and any accrued interest relating to any Debt outstanding as of the closing of the purchase, and shall be increased by the amount of cash and cash equivalents of the Company as of the closing of the purchase;

          (ii)         during 2007, 2008 and 2009, the Stipulated Price (before giving effect to clause (a)(i) above) shall equal $119,000,000.

JOINDER AGREEMENT

          This JOINDER AGREEMENT is made effective April 2, 2007 by BWB, Inc. of Michigan, a Delaware corporation (“BWB”), Builders’ Redi-Mix, LLC, a Delaware limited liability company (“Builders’”), USC Michigan, Inc., a Delaware corporation (“USC”) (collectively the “New Members”) and Superior Materials Holdings, LLC (f/k/a Superior Joint Venture, LLC), a Michigan limited liability company (the “Company”).

Recitals

A.

The New Members are a party to that certain Contribution Agreement dated March 26, 2007 by and among (i) the New Members, (ii) Kurtz Gravel Company, a Michigan corporation, Superior Holdings, Inc. (f/k/a Superior Materials, Inc., f/k/a Superior Redi-Mix, Inc.), a Michigan corporation and Edw. C. Levy Co., a Michigan corporation (the “Existing Members”) and (iii) Company.

B.

Effective April 1, 2007, at the closing of and in accordance with the terms of the Contribution Agreement, (i) the Existing Members contributed certain assets to the Company in exchange for Shares (as defined in the Operating Agreement) in the Company and (ii) entered into an Operating Agreement (the “Operating Agreement”) to evidence the admission of the Existing Members as members of the Company and set forth their agreement for the governance and operation of the Company.  Capitalized terms used but not defined in this Agreement have the meanings given to them under the Operating Agreement.

C.

Under Section 3.5(b) of the Contribution Agreement, the New Members have the option to contribute certain assets to the Company in exchange for an aggregate 250 Shares in the Company, and the New Members have previously provided notice of the exercise of such option and desire to exercise such option.

Agreement

1.

Contribution of Assets.  Pursuant to various conveyance instruments effective as of April [2], 2007, including a Bill of Sale, an Assignment and Assumption Agreement, and certain Deeds and Assignments and Assumptions of Lease, the New Members have contributed the USC Option Assets (as defined in the Operating Agreement) to the Company.

2.

Issuance of Shares.  The Company hereby issues 84 Shares to BWB, 83 Shares to Builders’ and 83 Shares to USC.  As of the date hereof, the outstanding share ownership, which shall be reflected on Exhibit A to the Operating Agreement, is as follows:

Edw. C. Levy Co.	500
Kurtz Gravel Company	250
Superior Holdings, Inc.	250
BWB, Inc. of Michigan	84
Builders’ Redi-Mix, LLC	83
USC Michigan, Inc.	83

3.

Admission to Company.  The New Members are hereby admitted to the Company as Members and are designated as “USC Members” as if they were original parties to the Operating Agreement.  The New Members acknowledge and agree that they are bound by, and their Shares are subject to, all terms and conditions of the Operating Agreement.

[Signatures Appear on the Next Page]

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          The undersigned have executed this Joinder Agreement to be effective as of the date specified in the preamble.

BWB, INC. OF MICHIGAN

By:	/s/ Curt Lindeman

Name:	Curt Lindeman
Title:	Vice President

BUILDERS’ REDI-MIX, LLC

By:	/s/ Curt Lindeman

Name:	Curt Lindeman
Title:	Vice President

USC MICHIGAN, INC.

By:	/s/ Robert Hardy

Name:	Robert Hardy
Title:	Vice President

SUPERIOR MATERIALS HOLDINGS, LLC (f/k/a Superior Joint Venture, LLC)

By:	/s/ Michael Harlan

Name:	Michael Harlan
Title:	Vice President

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